Exhibit 99.2

FactSet Completes Acquisition of Portware, Execution Management System (EMS) Provider, and Updates First Quarter Fiscal 2016 Guidance

NORWALK, Conn., October 16, 2015 – FactSet Research Systems Inc. (NYSE: FDS) (NASDAQ: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced that following regulatory approval, it has completed its acquisition of all the issued and outstanding membership interests of Portware, LLC. FactSet funded the acquisition by borrowing $265 million under its existing revolving credit facility today.

Portware Acquisition

First announced on September 22, 2015, the transaction enables FactSet to support client workflows in additional segments of the investment process. Portware is an award-winning, multi-asset execution management system (EMS) that is trusted by the world's largest asset managers. Together, FactSet and Portware expect to provide the investment community with state-of-the-art analytic and execution applications across more of the portfolio lifecycle, from analyst to portfolio manager to trader.

“We are excited to bring Portware into the FactSet family and we are confident that our clients will benefit from the proven innovation and talented leadership behind our combined efforts,” said Phil Snow, CEO of FactSet.

Alfred Eskandar, CEO of Portware, added, “We are thrilled to provide FactSet’s clients with our multi-asset EMS that will deliver smart automation and streamlined workflows to address their global trading needs.”

The world’s top-performing financial professionals rely on FactSet's financial research, insights, and analytics. Portware embeds its solutions into each client's trading ecosystem, emphasizing the automation of simpler trade executions and enabling traders to focus on adding more value to their most complex trades. FactSet and Portware plan to provide more powerful tools and services to align a firm’s portfolio strategy more closely with its trade execution.

Updated Business Outlook for the First Quarter of Fiscal 2016

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

First Quarter Fiscal 2016 Expectations (the expectations below include the results from the acquisition of Portware)

●	Revenues are expected to range between $270 million and $274 million.
●	Operating margin is expected to range between 32.0% and 33.0%.
●	The annual effective tax rate is expected to range between 31.0% and 32.0%, and assumes the U.S. Federal R&D tax credit will not be re-enacted by the end of the first quarter of fiscal 2016.
●	GAAP diluted EPS should range between $1.44 and $1.46. Transaction fees of approximately $1 million related to the Portware acquisition have been excluded from this GAAP diluted EPS range.
●

The lapse in the U.S. Federal R&D tax credit on December 31, 2014, reduced each end of the GAAP diluted EPS range by $0.02 compared to the recently completed fourth quarter. If the U.S. Federal R&D tax credit is re-enacted by November 30, 2015, diluted EPS would range between $1.49 and $1.51. FactSet would also recognize an income tax benefit of $0.14 per share if the R&D tax credit could be retroactively applied to previous periods.

Exhibit 99.2

About FactSet

FactSet, a leading provider of financial information and analytics, helps the world's best investment professionals outperform. More than 62,000 users stay ahead of global market trends, access extensive company and industry intelligence, and monitor performance with FactSet's desktop analytics, mobile applications, and comprehensive data feeds. The Company has been included in FORTUNE's Top 100 Best Companies to Work For, the United Kingdom's Great Places to Work and France's Best Workplaces. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS) (NASDAQ:FDS). Learn more at www.factset.com, and follow us on Twitter: www.twitter.com/factset.

About Portware

Founded in 2000, Portware, LLC is the financial industry's leading developer of broker-neutral, automated trading solutions for global equities, futures, options and FX. With offices in New York, London, Hong Kong, and Hyderabad, Portware works in partnership with its clients to create highly integrated solutions to streamline workflow and increase operational efficiencies on trading desks worldwide. Portware's flagship product, Portware Enterprise, is a fully customizable trade management and execution system for single stock, portfolio, basket, automated and algorithmic trading. For more information, please visit www.portware.com.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

CONTACT:	Rachel Stern
203.810.1000